Exhibit 99.1

DISCOVER NAMES JOHN T. GREENE AS NEW CHIEF FINANCIAL OFFICER

Riverwoods, IL, Sept. 13, 2019 – Discover Financial Services (NYSE: DFS) today announced that John T. Greene, a financial executive in the banking, insurance and pharmaceutical industries, has been named executive vice president, chief financial officer and a member of the company’s executive committee effective Sept. 18.

Greene will be responsible for all financial functions, including accounting, tax, reporting, business development, procurement, treasury, and investor relations. He succeeds R. Mark Graf, who will remain with the company as an executive advisor until his retirement in early 2020.

“John’s proven financial management success and record of operational excellence make him a key addition to Discover’s executive leadership team,” said Roger Hochschild, Discover’s CEO and president. “He joins the company at an exciting time as we increase our investments in the people and technology that enhance our operating model and continue to help us exceed our customers’ expectations.”

Greene has more than 30 years of experience leading financial operations. He most recently served as CFO at Bioverativ, a global biopharmaceutical company focusing on patients with rare blood disorders. Prior to that, he was CFO for Willis Group Holdings from 2014 to 2016, which was preceded by more than eight years at HSBC Holdings, where he held CFO positions for several divisions, including retail bank and wealth management; insurance and consumer and mortgage lending. He also held various CFO roles in his 12-year tenure with General Electric from 1993 to 2005.

Greene said, “Discover’s leadership and track record of success in direct banking and payment services are compelling, and I look forward to being part of the team that will drive the company’s future success.”

Graf, who spent eight years as Discover’s CFO, announced in June his plan to retire in 2020.

“I thank Mark for his leadership and strategic vision to help grow our business,” Hochschild said. “Mark’s contributions to our success are many, including his thoughtful approach to staff development and his talent for building a finance organization with deep expertise across the board.”

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Investor Contact:

Craig Streem

Investor Relations

224-405-5923

craigstreem@discover.com

Media Contact:

Jon Drummond

Public Relations

224-405-1888

jondrummond@discover.com